Exhibit 8.1

List of Subsidiaries of SAI.TECH Global Corporation

The following diagram illustrates our company’s organizational structure, and the place of formation, ownership interest and affiliation of each of our principal subsidiaries and affiliated entities as of May 31, 2022.